Exhibit 10.5


                              EMPLOYMENT AGREEMENT


            AGREEMENT, made this 8th day of December, 1997, by and between QPI Multipress, Inc., an Ohio corporation, with offices located at 560 Dublin
Avenue, Columbus, Ohio 43215-2388 ("Company"), and Theodore P. Schwartz, residing at 3817 Lyon Drive, Columbus, Ohio 43220 ("Executive").
                                                   W I T N E S S E T H :
            WHEREAS, Company is desirous of employing Executive as President of Company and a member of the Board of Directors, and Executive is desirous of committing himself to serve Company in such capacity, all upon the terms and subject to the conditions hereinafter provided.
            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
            1.      Employment.
            Company agrees to employ Executive, and Executive agrees to be employed by Company, upon the terms and subject to the conditions of this Agreement.
            2.      Term.
            The employment of Executive by Company as provided in Section 1 will be for a period commencing on December 15, 1997, and ending December 31, 2002, unless sooner terminated as hereinafter provided (the "Term").
            3.      Duties; Best Efforts.
(a)Executive shall serve as President of Company, subject to policy directions from the Board of Directors of Company. Executive shall have supervision and control over, and responsibility for, all day to day operations of Company, and shall have such other powers and duties as may be from time to time prescribed by the Board of Directors of Company, provided that the nature of
Executive's  powers and duties so prescribed  shall not  be  inconsistent   with
Executive's   position  and  duties   hereunder. Notwithstanding the foregoing,
the Company's selling, general and administrative expenditures shall be subject to budgets submitted to and approved by Company's Board of Directors, and Executive shall not have authority to authorize or approve unbudgeted expenditures without prior Board approval.
            (b)Executive shall devote all of his business time, attention and energies to the business and affairs of Company, shall use his best efforts to advance the best interests of Company and its stockholder Quality Products, Inc., and shall not during the Term be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.
            4.      Place of Performance.
            In connection with his Employment by Company, Executive shall be based at the principal offices of Company, which shall be in Ohio, and Executive shall have reasonable discretion regarding his absence therefrom on sales travel status.
            5.      Compensation.
                  (a) Base Salary. Company shall pay to Executive a base salary (the "Base Salary") at a rate of not less than $120,000 per annum, payable in equal installments during the Term in accordance with the Company's usual payroll practices. The Board of Directors of Company will review the Base Salary at least annually during the Term with increases based upon the Cost of Living Index of the United States Department of Labor. The Base Salary provided hereunder, as increased by the Board of Directors of Company from time to time, shall not be reduced without Executive's consent.

                     (b) Out-of-Pocket Expenses. Company shall promptly pay or reimburse to Executive the reasonable and properly documented expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment.

                           (C) Participation in Benefit Plans. Executive shall
be entitled to participate in and receive benefits under any 401(k) plan (after 6 months of employment), disability plan, health plan or any other employee benefit plan or arrangement currently existing or made available in the future by Company to its executives and key management employees.

                           (d)    Vacation. Executive shall be entitled to paid
vacation personal days in each calendar year beginning in 1998 of four (4)weeks, prorated in any calendar year during which Executive is employed hereunder for less than an entire year in accordance with the number of complete months in such year during which he is so employed. Unused vacation/personal days shall not accrue to future years. Executive shall also be entitled to all paid holidays given by Company to its executives and key management employees.

                         (e)  Bonus Compensation. For each fiscal year during
the Term, Executive will receive a bonus based upon Company's cumulative margins calculated as follows: 5.0% of Company Gross Margins 2.0 million up to $2.75 million 7.5% of Company Gross Margins > $2.75 million Bonus for any partial fiscal years during the Term will be prorated based upon the number of days employed during that fiscal year divided by 365.

                         (f)    Company Gross Margins shall consist of the
Company's total gross margins for each fiscal year of the term, as reported in the Company's financial statements forming a part of Quality Products, Inc.'s audited consolidated financial statements for each such year, after deduction of sales commissions payable to independent sales epresentatives. Company represents that the Company's gross margin for the year ended September 30, 1997 was approximately $2,345,000 on net sales of approximately $6,340,000, and that such figures were used by Company to establish the baseline for Executive's bonus. Such gross margin was approximately 37% of net sales for fiscal 1997. Company represents to Executive that its gross margin exceeded 30% of sales in fiscal years 1995 and 1996. Based upon the foregoing, Executive represents that he will use his best efforts as Company President to maintain a Company Gross Margin of 30% or better, subject to economic conditions and factors beyond his and Company's control.

                           (g) Signing Bonus:  Executive shall be paid a cash
bonus of $10,000 on his first day of employment with Company.

                           (h)    Purchase of Executive's PH Group, Inc. Stock
 and Beneficial Interests in PH Group, Inc. Stock. Company and Executive agree that it is in the Company's and Executive's best interests that Executive not have investments in the Company's competitors.

                                  (i)    PH Group, Inc. Stock.  Executive will
use his best efforts to sell all of his PH Group, Inc. stock in arms-length transactions for $5.00 per share pursuant to which neither Executive nor any member of his family will retain any continuing economic or other interest in such shares by no later than April 30, 1998. In the event that such sale has not occurred by April 30, 1997, then on and after May 1, 1998 and through July 31, 1998, Company shall have an assignable option to purchase all of Executive's unsold PH Group, Inc. stock at a price of $5.00 cash per share.

                                  (ii)  Phoenix Management Ltd.  Executive has
disclosed in connection herewith, his ownership of membership interests in Phoenix Management Ltd., which beneficially owns stock in PH Group, Inc. Company acknowledges that Executive's pre-existing ownership interest in Phoenix Management Ltd., is not per se a violation of any term of this Agreement nor a conflict of interest with any duties hereunder. Executive represents that he will exercise his best efforts to sell his Phoenix interest in arms-length transactions, provided owever, that Executive shall not be under any duty to accept less than fair market value (in cash) for his Phoenix interests. Executive covenants not to buy or acquire any additional beneficial interest in PH Group, Inc., Phoenix or any other company which is a competitor of the Company on or after the date hereof.

                           (i) Executive shall be granted an option to purchase
50,000 shares of Quality Products, Inc. Common Stock for $2.00 per share during the period beginning October 1, 1999 and ending September 30, 2001 or such earlier date as the Term ends.

                           (j) Other Benefits.  In addition  to  the  benefits
specified pursuant to this Section 5, Company shall pay the premiums on $150,000 of term life insurance for Executive's designated beneficiary, together with providing Executive with the use of a Chrysler LHS automobile or comparable automobile and shall pay the costs of insurance, epairs and maintenance thereon.

    6.     Termination.
            Executive's   employment   hereunder   shall  be   terminated   upon
Executive's death and may be terminated by Company (which termination shall end the Term) as follows:

                           (a) Company may, upon thirty (30) days written notice
to Executive, terminate the employment of Executive and the Term hereof in the event (i) that Executive shall be convicted of or plead guilty (which shall include a plea of nolo contendre) to a misdemeanor involving dishonesty or moral turpitude or a felony; (ii) of an illegal, immoral or unethical act by the Executive resulting in or intended to result, directly or indirectly, in gain to the Executive or a third party at the expense of the Company, (iii) of the Executive's willful engagement in misconduct that results in material injury over $2,000) to the Company or (iv) of the Executive's continuing inability, or willful and continued failure, to substantially perform the Executive's duties to the Company or a breach of the Executive's duties to the Company which remains uncured within thirty (30) days after a written demand for cure is delivered to the Executive by the Company, which demand specifically identifies the manner in which it is believed that the Executive has not substantially performed his duties or has breached a duty.

                    (b) (i)Upon not less than thirty (30) days' written notice by the Board of Directors of Company to Executive in the event that (i) the Board shall have received a written statement from a reputable independent physician to the effect that Executive shall have become so incapacitated as to be unable to resume, within the ensuing three (3) months, his employment hereunder by reason of physical or mental illness, or (ii) Executive shall not have substantially performed his duties hereunder for three (3) months by reason of any such physical or mental illness.

                           (ii)In the event of the termination of Executive's
employment pursuant to Section 6(b)(i) hereof, for the shorter of six (6) months following any such termination or the balance of the Term (as if such termination had not occurred), as liquidated damages in full satisfaction of Executive's claims under this Agreement, Company shall (i) continue to pay Executive the Base Salary in effect at the time of such termination, less the amount, if any, then payable to Executive under any disability benefits of Company, (ii) maintain, at Company expense, all medical and other health, accident, life or other disability plans and programs in which Executive was entitled to participate immediately prior to such termination.
                           (C)In the event of the termination of Executive's
employment as a result of Executive's death, Company shall (i) pay to Executive's estate his Base Salary through the date of his death, (ii) pay to Executive's estate within 120 days after the end of the fiscal year in which Executive's death occurred, the amount which would have been payable to Executive pursuant to Executive's Section 5(e) bonus for the fiscal year in which his death occurred pro-rated to the date of his death and (iii) for the longer of one year following his death or the balance of the Term (as if such termination had not occurred), maintain, at its expense, for the continued benefit of Executive's family, all medical and other health, accident, life or other disability plans and programs in which Executive's family was entitled to participate immediately prior to his death.

                          (d) In the event that any termination by Company of
Executive's employment is determined not to have been in accordance with Sections 6(a), 6(b) or 6(c) and therefore constitutes a breach of the terms of this Agreement or applicable law, then Company shall pay Executive as liquidated damages in lieu of all other compensation or damages, the following:
(a) Base Salary equal to the lesser of $240,000 or the Base Salary due over the unexpired Term; (b) the amount which would have been payable to Executive pursuant to Executive's Section 5(e) bonus for the fiscal year in which his termination occurred pro-rated to the date of termination; (c) the cost of all medical, life and disability insurance benefits Executive was receiving from Company prior to the termination, for a period of the shorter of two years following the termination or the unexpired Term. Company's obligation to pay liquidated damages hereunder shall not be diminished or reduced by any incom which Executive may earn in subsequent employment.

            7.      Executive's Representations.

                          (a)Executive represents and warrants to Company that
he is not subject to any written contract or agreement (including, without limitation, any non-compete,non-disclosure or non- solicitation agreement or covenant), which prevents or inhibits his accepting employment with the Company or his performance of his obligations under this Agreement;
that he has resigned from all other employment; and that he has not removed or retained any business records from his prior employer. Executive shall indemnify and hold harmless Company (and its officers, directors and shareholders) against any liability in connection with Executive's breach of the foregoing representations and warranties. Provided that Executive is not in breach of the foregoing representations and warranties, Company shall defend and indemnify Executive at its expense against any action in tort or contract by Executive's current employer concerning Executive's termination of such employment, acceptance of employment by Company and sale of his PH stock and Phoenix membership interests.
                           (b)Executive represents and warrants that he is full
capable of performing the essential functions of his position hereunder and is suffering from no condition which would preclude such performance.

           8.      Limited Non-Competition Covenant.
            During the Term and for a one-year period following the end of the Term, Executive shall not engage in the marketing or sale of industrial presses in the states of Ohio, Indiana and Michigan; provided, however, that in the event that Executive's termination by Company is determined not to have been in accordance with Sections 6(a) or 6(b)(i) of this Agreement or in violation of applicable law, he shall not be subject to the restrictions of this section 8.

          9. Specific Remedies. If Executive commits a breach of any of the provisions of Section 8 hereof, such violation shall be deemed to be grounds for termination pursuant to Section 6(a)(iii) hereof and Company shall have the right, in addition to its other remedies, to have the provisions of Section 8 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause ir reparable injury to Company and that money damages alone will not provide an adequate remedy to Company.
            10. Disputes. If Company or Executive shall dispute any termination of Executive's employment hereunder or if a dispute concerning any payment hereunder shall exist:
                           (a) either party shall have the right to compel
arbitration of the dispute in the City of Columbus, Ohio under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30)days after notice of such dispute has been received by the party to whom noticehas been given; and
                           (b) if such dispute (whether or not submitted to
arbitration pursuant to Section 10(a) hereof) results in a determination that
(i) Company did not have the right to terminate Executive's employment under the provisions of this Agreement or (ii) the position taken by Executive concerning payments to Executive is correct, Company shall promptly pay, or if theretofore paid by Executive, shall promptly reimburse Executive for, all costs and expenses (including reasonable attorney's fees) reasonably incurred by Executive in connection with such dispute.

           11.     Successors; Binding Agreement.
            In the event of a future disposition by Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Executive consents, Company will require any successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such disposition had taken place. If the future disposition by Company is not satisfactory to Executive, but is completed in any event, then Executive may resign and Company's successor and Executive shall be released from all obligations under this Agreement.
            This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate.
            12.     Notices.
            All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, return receipt requested, postage prepaid, or telecopy (or other similar writing) as follows:
            To Company:           QPI Multipress, Inc.
                                  560 Dublin Avenue
                                  Columbus, Ohio 43215-2388
                                  Attn: Bruce C. Weaver
                                  Fax: (614) 228-2358

            With a copy to:       Richard W. Cohen, Esq.
                                  Robinson Brog Leinwand Greene Genovese & Gluck
                                  1345 Avenue of the Americas, 31st Floor
                                  New York, New York 10105-0143
                                  Fax: (212) 956-2164

            To Executive:         Theodore P. Schwartz
                                  3817 Lyon Drive
                                  Columbus, Ohio 43220
                                  Fax: (614) 457-3998

            With a copy to:       Gary Greenwald, Esq.
                                  Shayne & Greenwald
                                  221 S. High Street
                                  Columbus, Ohio 43215
                                  Fax: (614) 221-4070
or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other by notice given in similar manner. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided an appropriate delivery receipt is received by sender) thereof or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof.

           13.     Modifications and Waivers.
            No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of Company and is agreed to in writing and signed by Executive. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            14.     Entire Agreement.
            This  Agreement  constitutes  the entire  understanding  between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. This Agreement is the product of arms-length negotiation between Executive and Company, with each party having been represented by legal counsel. All provisions herein shall be deemed to have been drafted by both parties, jointly.

            15.     Law Governing.
            Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to conflicts of law).

            16.     Invalidity.
            Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

            17.     Headings.
            The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.
                                         QPI Multipress, Inc.

                                             /S/Bruce C. Weaver
                                         By:---------------------
                                                Bruce C. Weaver


                                         Executive:

                                             /s/ Theodore P. Schwartz
                                          By:-------------------------
                                                 Theodore P. Schwartz